Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Treasurer & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com
FEI Reports Record Earnings and $50 million Share Repurchase
Revenue of $205.3 million, up 34% from Q3-2010
GAAP Diluted EPS of $0.63, vs. $0.30 in Q3-2010
HILLSBORO, Ore., October 27, 2011 - For the third quarter of 2011, FEI Company (NASDAQ: FEIC) reported record earnings for the fourth consecutive quarter. Revenue was the highest of any third quarter and the second-highest quarterly total ever.
Revenue of $205.3 million was up 34% compared to $153.0 million in the third quarter of 2010 and down 3% on a normal seasonal basis from $211.1 million in the second quarter of 2011.
Net income was $26.2 million or $0.63 per diluted share, compared with $11.9 million or $0.30 per diluted share in the third quarter of 2010 and $26.1 million or $0.62 per diluted share in the second quarter of 2011.
The gross margin in the third quarter was 44.4%, compared with 43.5% in the third quarter of 2010 and 45.3% in the second quarter of 2011. Operating income was 17.0% of sales in the quarter, compared with 11.5% in the third quarter of 2010 and 17.3% in the second quarter of 2011.
For the third quarter of 2011, gross bookings were $201.1 million. Net bookings were $186.4 million after reduction of the ending backlog due to currency movements. Net bookings were $190.1 million in the third quarter of 2010 and $204.5 million the second quarter of 2011. The backlog at the end of the quarter was $440.1 million. The book-to-bill ratio for the quarter was 0.91 to 1.
Total cash, investments and restricted cash at the end of the quarter was $435.7 million, a decrease of $35.6 million from the end of the second quarter, as the company repurchased $50.0 million of its common stock in the open market during the quarter. Total cash, investments and restricted cash has increased $11.9 million since the end of 2010.
“We had another very good quarter, with earnings again at the highest level in our history,” said Don Kania, president and CEO of FEI. “Bookings remained strong with double-digit sequential growth in the Life Sciences and Research and Industry business units, offsetting weakness in Electronics. For the fourth quarter, we expect sequential revenue growth which should yield annual growth of approximately 30% for 2011 over 2010.”
Bookings and revenue comparisons for the company's market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.
Guidance for Q4 2011
FEI expects revenue in the fourth quarter of 2011 to be in the range of $205 million to $215 million. Bookings are expected to be around $200 million, assuming a euro/dollar rate of $1.40. Assuming a tax rate of 24%, GAAP earnings per share are expected to be in the range of $0.60 to $0.65.
Investor Conference Call -- 2:00 p.m. Pacific time, Thursday, October 27, 2011
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-2333 (U.S., toll-free) or 1-480-629-9724 (international and toll), with the conference title: FEI Third Quarter Earnings Call, Conference ID 4481618. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4481618#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.

About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications across many industries: materials science, life sciences, semiconductors, data storage, natural resources and more. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,000 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.
Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding our guidance for revenue, earnings per share and bookings for the fourth quarter of 2011 and, expected annual revenue growth for 2011.Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding” , “expect”, “expects”, “are expected”, “will”, “projecting”, “estimate”, and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Research & Industry, Electronics and Life Sciences market segments; potential reduced governmental spending due to budget constraints and current uncertainty around global sovereign debt; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; risks associated with building and shipping a high percentage of the company's quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 2, 2011	July 3, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$288,995	$305,923	$277,617
Short-term investments in marketable securities	38,720	18,855	44,026
Short-term restricted cash	26,326	28,615	22,114
Receivables, net	200,739	207,075	183,254
Inventories, net	191,646	202,769	155,964
Deferred tax assets	15,175	10,431	11,505
Other current assets	31,435	35,890	23,126
Total current assets	793,036	809,558	717,606
Non-current investments in marketable securities	40,217	76,135	38,662
Long-term restricted cash	41,486	41,815	41,377
Non-current inventories	53,246	51,072	47,976
Property plant and equipment, net	79,524	82,039	80,681
Goodwill	44,802	44,849	44,800
Deferred tax assets	5,111	770	1,072
Other assets, net	14,571	14,570	12,248
TOTAL	$1,071,993	$1,120,808	$984,422
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,920	$61,348	$51,529
Accrued liabilities	61,267	60,163	51,209
Deferred revenue	74,983	84,549	81,445
Income taxes payable	26,145	14,078	3,715
Accrued restructuring, reorganization and relocation	470	2,613	4,884
Other current liabilities	38,127	29,400	31,306
Total current liabilities	256,912	252,151	224,088
Convertible debt	89,012	89,012	89,012
Other liabilities	45,544	44,902	38,148
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 37,570, 39,150, and 38,280 shares issued and outstanding at October 2, 2011, July 3, 2011 and December 31, 2010	485,746	534,161	509,145
Retained earnings	149,573	123,396	75,024
Accumulated other comprehensive income	45,206	77,186	49,005
Total shareholders’ equity	680,525	734,743	633,174
TOTAL	$1,071,993	$1,120,808	$984,422

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	October 2, 2011	July 3, 2011	October 3, 2010	October 2, 2011	October 3, 2010
NET SALES:
Products	$161,255	$168,896	$113,424	$486,183	$334,232
Service and components	44,080	42,245	39,581	127,253	113,920
Total net sales	205,335	211,141	153,005	613,436	448,152
COST OF SALES:
Products	85,228	86,256	60,728	255,079	187,484
Service and components	28,882	29,190	25,748	85,533	75,126
Total cost of sales	114,110	115,446	86,476	340,612	262,610
Gross margin	91,225	95,695	66,529	272,824	185,542
OPERATING EXPENSES:
Research and development	19,212	19,619	15,942	56,771	48,690
Selling, general and administrative	37,051	38,774	32,435	111,607	99,614
Restructuring, reorganization and relocation	47	783	536	1,115	10,505
Total operating expenses	56,310	59,176	48,913	169,493	158,809
OPERATING INCOME	34,915	36,519	17,616	103,331	26,733
OTHER INCOME (EXPENSE), NET	(601)	(893)	(1,057)	(1,716)	(2,593)
INCOME BEFORE TAXES	34,314	35,626	16,559	101,615	24,140
INCOME TAX EXPENSE (BENEFIT)	8,137	9,566	4,639	27,066	(8,064)
NET INCOME	$26,177	$26,060	$11,920	$74,549	$32,204
BASIC NET INCOME PER SHARE DATA	$0.68	$0.67	$0.31	$1.93	$0.85
DILUTED NET INCOME PER SHARE DATA	$0.63	$0.62	$0.30	$1.80	$0.82
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,421	38,883	38,186	38,628	38,041
Diluted	42,030	42,566	41,536	42,284	41,698

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)			Thirty-Nine Weeks Ended (1)
	October 2, 2011	July 3, 2011	October 3, 2010	October 2, 2011	October 3, 2010
NET SALES:
Products	78.5%	80.0%	74.1%	79.3%	74.6%
Service and components	21.5	20.0	25.9	20.7	25.4
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
COST OF SALES:
Products	41.5%	40.9%	39.7%	41.6%	41.8%
Service and components	14.1	13.8	16.8	13.9	16.8
Total cost of sales	55.6%	54.7%	56.5%	55.5%	58.6%
GROSS MARGIN:
Products	47.1%	48.9%	46.5%	47.5%	43.9%
Service and components	34.5	30.9	34.9	32.8	34.1
Gross margin	44.4	45.3	43.5	44.5	41.4
OPERATING EXPENSES:
Research and development	9.4%	9.3%	10.4%	9.3%	10.9%
Selling, general and administrative	18.0	18.4	21.2	18.2	22.2
Restructuring, reorganization and relocation	—	0.4	0.4	0.2	2.3
Total operating expenses	27.4%	28.0%	32.0%	27.6%	35.4%
OPERATING INCOME	17.0%	17.3%	11.5%	16.8%	6.0%
OTHER INCOME (EXPENSE), NET	(0.3)%	(0.4)%	(0.7)%	(0.3)%	(0.6)%
INCOME BEFORE TAXES	16.7%	16.9%	10.8%	16.6%	5.4%
INCOME TAX EXPENSE (BENEFIT)	4.0%	4.5%	3.0%	4.4%	(1.8)%
NET INCOME	12.7%	12.3%	7.8%	12.2%	7.2%

(1)	Percentages may not add due to rounding.

FEI COMPANY
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Q3 Ended 2-Oct-2011	Q2 Ended 3-July-2011	Q3 Ended 3-Oct-2010
Income Statement Highlights
Consolidated sales	$205.3	$211.1	$153.0
Gross margin	44.4%	45.3%	43.5%
Stock compensation expense	$2.2	$2.8	$2.5
Net income	$26.2	$26.1	$11.9
Diluted net income per share	$0.63	$0.62	$0.30
Interest income add back included in the calculation of diluted EPS	$0.5	$0.5	$0.6
Sales Highlights
Sales by Market Segment
Electronics	$56.6	$87.0	$44.0
Research & Industry	74.4	55.1	51.1
Life Sciences	30.2	26.8	18.3
Service and Components	44.1	42.2	39.6
Sales by Geography
USA & Canada	$60.4	$74.2	$43.7
Europe	74.5	59.2	54.1
Asia-Pacific and Rest of World	70.4	77.7	55.2
Gross Margin by Market Segment
Electronics	54.3%	51.9%	50.2%
Research & Industry	40.9	44.9	43.3
Life Sciences	49.1	47.7	46.2
Service and Components	34.5	30.9	34.9
Bookings and Backlog
Bookings - Total	$186.4	$204.5	$190.1
Book-to-bill Ratio	0.91	0.97	1.24
Backlog - Total	$440.1	$459.1	$439.6
Backlog - Service and Components	91.9	91.4	80.8
Bookings by Market Segment
Electronics	$40.3	$76.1	$59.6
Research & Industry	75.8	64.5	72.9
Life Sciences	25.7	18.7	18.4
Service and Components	44.6	45.2	39.2
Bookings by Geography
USA & Canada	$73.0	$46.7	$65.8
Europe	46.5	76.0	63.9
Asia-Pacific and Rest of World	66.9	81.8	60.4
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$435.7	$471.3	$382.5
Operating cash generated (used)	$33.9	$9.2	$(3.5)
Accounts receivable	$200.7	$207.1	$179.6
Days sales outstanding (DSO)	89	89	107
Inventory turnover	2.3	2.4	2.4
Fixed asset investment	$3.3	$3.9	$0.9
Depreciation expense	$4.8	$4.7	$4.3
Working capital	$536.1	$557.4	$474.2
Headcount (permanent and temporary)	2,016	1,957	1,810
Euro average rate	1.416	1.439	1.292
Euro ending rate	1.343	1.449	1.375